Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NBC CAPITAL CORPORATION

AND

SUNCOAST BANCORP, INC.

DATED AS OF MARCH 16, 2006

TABLE OF CONTENTS

ARTICLE I The Merger		1
1.1.	The Merger	1
1.2.	Effective Time	1
1.3.	Effects of the Merger	2
1.4.	Closing of the Merger	2
1.5.	Articles of Incorporation	2
1.6.	Bylaws	2
1.7.	Board of Directors	2
ARTICLE II Consideration Exchange Procedures		2
2.1.	Conversion of SunCoast Common Stock	2
2.2.	Election Procedures	4
2.3.	Proration	5
2.4.	No Fractional Shares	6
2.5.	NBC Common Stock	7
2.6.	Options	7
2.7.	Reservation of Right to Revise Structure	7
ARTICLE III Exchange of Stock Certificate for Merger Consideration		7
3.1.	NBC to Make Merger Consideration Available	7
3.2.	Election Form	8
3.3.	Exchange of Shares	8
ARTICLE IV Representations and Warranties of SunCoast		10
4.1.	Corporate Organization	10
4.2.	Capitalization	11
4.3.	Authority; No Violation	13
4.4.	Consents and Approvals	13
4.5.	SEC Documents; Other Reports; Internal Controls	14
4.6.	Financial Statements; Undisclosed Liabilities	15
4.7.	Broker’s Fees	16
4.8.	Absence of Certain Changes or Events	16
4.9.	Legal Proceedings	16
4.10.	Taxes	16
4.11.	Employees; Employee Benefit	18
4.12.	Board Approval; Stockholder Vote Required	20
4.13.	Compliance With Applicable Law	20
4.14.	Certain Contracts	21
4.15.	Agreements With Regulatory Agencies	22
4.16.	SunCoast Information	22
4.17.	Title to Property	23
4.18.	Insurance	23
4.19.	Environmental Liability	24
4.20.	[Intentionally omitted]	24
4.21	Patents, Trademarks, Etc.	24
4.22.	Loan Matters	25
4.23.	Community Reinvestment Act Compliance	26

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4.24.	Labor Matters	26
4.25.	Interest Rate Risk Management Instruments	26
ARTICLE V Representations and Warranties of NBC		26
5.1.	Corporate Organization	27
5.2.	Capitalization	27
5.3.	Authority; No Violation	28
5.4.	Consents and Approvals	29
5.5.	SEC Documents; Other Reports; Internal Controls	29
5.6.	Financial Statements; Undisclosed Liabilities	30
5.7.	Broker’s Fees	31
5.8.	Absence of Certain Changes or Events	31
5.9.	Legal Proceedings	31
5.10.	Taxes	32
5.11.	Employees; Employee Benefit Plans	33
5.12.	Board Approval; Stockholder Vote Required	34
5.13.	Compliance With Applicable Law	34
5.14.	Agreements With Regulatory Agencies	34
5.15.	NBC Information	35
5.16.	Title to Property	35
5.17.	Environmental Liability	36
5.18.	Patents, Trademarks, Etc.	36
5.19.	Loan Matters	36
5.20.	Community Reinvestment Act Compliance	37
5.21.	Interest Rate Risk Management Instruments	37
ARTICLE VI Covenants Relating to Conduct of Business		38
6.1.	Conduct of Business Prior to the Effective Time	38
6.2.	SunCoast Forbearances	38
6.3.	NBC Forbearances	41
ARTICLE VII Additional Agreements		42
7.1.	Regulatory Matters	42
7.2.	Access to Information	43
7.3.	Stockholder Approval	44
7.4.	Acquisition Proposals	44
7.5.	Legal Conditions to Merger	46
7.6.	Affiliates	46
7.7.	Employees; Employee Benefit Plans	47
7.8.	Indemnification; Directors’ and Officers’ Insurance	49
7.9.	Advise of Changes	51
7.10.	Subsequent Interim and Annual Financial Statements	51
7.11.	Reorganization; Certain Modifications	51
7.12.	Exemption From Liability Under Section 16(b)	51
7.13.	Stock Exchange Listing	52
7.14.	Board of Directors and Officers of Surviving Company	52
ARTICLE VIII Conditions Precedent		52
8.1.	Conditions to Each Party’s Obligation to Effect the Merger	52
8.2.	Conditions to Obligations of NBC	53

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8.3.	Conditions To Obligations Of SunCoast	54
ARTICLE IX Termination and Amendment		54
9.1.	Termination	54
9.2.	Effect of Termination	57
9.3.	Amendment	57
9.4.	Extension; Waiver	57
ARTICLE X General Provisions		57
10.1.	Nonsurvival of Representations, Warranties and Agreements	57
10.2.	Expenses	58
10.3.	Notices	58
10.4.	Interpretation	58
10.5.	Counterparts	59
10.6.	Entire Agreement	59
10.7.	Governing Law	59
10.8.	Severability	59
10.9.	Publicity	59
10.10.	Assignment; Third Party Beneficiaries	60

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, supplemented or otherwise modified from time to time, this “Agreement”), executed this 16th day of March 2006 by and between NBC CAPITAL CORPORATION, a Mississippi corporation (“NBC”), and SUNCOAST BANCORP, INC., a Florida corporation (“SunCoast”).

WHEREAS, the respective Boards of Directors of each of NBC and SunCoast have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which SunCoast would merge with and into NBC (the “Merger”), and simultaneously therewith SunCoast Bank (“SunCoast Bank”), a Florida state-chartered bank and wholly owned subsidiary of SunCoast, would be merged with and into Cadence Bank, N.A. (“Cadence”), a national bank and wholly owned subsidiary of NBC (the “National Bank Merger”); and

WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereby adopt this Agreement as a plan of reorganization within the meaning of Section1.368-2(g) of the United States Treasury Regulations.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act and the Mississippi Business Corporation Act (the “FBCA” and the “MBCA,” individually, or collectively, the “Acts”), at the Effective Time (as hereinafter defined), SunCoast shall merge with and into NBC. NBC shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Company shall be NBC Capital Corporation. Upon consummation of the Merger, the separate corporate existence of SunCoast shall terminate.

1.2. Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”), which shall be filed with the Secretary of State of the State of Florida and Secretary of State of the State of Mississippi on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the Acts.

1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Adams and Reese LLP, 111 East Capitol Street, Suite 350, Jackson, Mississippi 39225, unless another place is mutually agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of Starkville, MS are required or authorized by law to be closed.

1.5. Articles of Incorporation. At the Effective Time, the articles of incorporation of NBC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company.

1.6. Bylaws. At the Effective Time, the bylaws of NBC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

1.7. Board of Directors. The directors of NBC immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

2.1. Conversion of SunCoast Common Stock. The purchase price per share shall be $20.50 per share of SunCoast Common Stock, of which collectively the holders of such SunCoast Common Stock shall receive 45% cash and 55% NBC Common Stock in accordance with this Article II. Additionally, the holders of options to purchase the SunCoast Common Stock shall receive the Cash Election Price (hereinafter defined) less the exercise price as set forth in Section 2.6. For example, assuming there are 1,696,296 shares of SunCoast Common Stock outstanding (including the maximum increase in number of shares of SunCoast Common Stock due to dividends on the SunCoast Preferred Stock through December 31, 2006), the aggregate purchase price would be $34,774,068, plus the amount to be paid under Section 2.6 relating to SunCoast Stock Options (hereinafter defined). At the Effective Time, by virtue of the Merger:

(a) All shares of common stock, par value $0.01 per share, of SunCoast (the “SunCoast Common Stock”) that are owned directly by SunCoast as treasury stock shall be cancelled and retired and no shares of common stock of NBC, par value $1.00 per share (“NBC Common Stock”), or other consideration shall be delivered in exchange therefor.

(b) Each outstanding share of SunCoast Common Stock that under the terms of Section 2.3 is to be converted into the right to receive shares of NBC Common Stock shall, subject to Section 2.4, be converted into and become the right to receive a number of shares of NBC Common Stock equal to the Cash Election Price (as hereinafter defined) divided by the Average Market Price of a share of NBC Common Stock. For the purposes of this Agreement, (i) the “Average Market Price” of a share of NBC Common Stock shall mean the average of the closing prices of one share of NBC Common Stock for the 10 full trading days immediately preceding the Closing Date on the American Stock Exchange (“AMEX”) as reported by the Wall Street Journal and (ii) the “Exchange Ratio” shall be the quotient obtained (expressed to five decimal places) resulting from dividing the Cash Election Price by the Average Market Price, provided in no event shall the Average Market Price (A) be less than $20.12 (which is 85% of the “Execution Date Average Market Price” (hereinafter defined)) or (B) be greater than $27.22 (which is 115% of the Execution Date Average Market Price). For purposes of the Agreement, the “Execution Date Average Market Price” shall mean the Average Market Price of a share of NBC Common Stock for 10 full trading days immediately preceding the Execution Date on AMEX as reported by the Wall Street Journal.

(c) Each outstanding share of SunCoast Common Stock that under the terms of Section 2.3 is to be converted into the right to receive cash shall be converted into the right to receive cash consideration in the amount of $20.50 (the “Cash Election Price”).

(d) Each outstanding share of SunCoast Common Stock held by a holder who has perfected such holder’s right to dissent under the FBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of NBC Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted pursuant to the FBCA. SunCoast shall give NBC prompt notice upon receipt by SunCoast of any such demands for payment of the fair value of such shares of SunCoast Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a “Dissenting Shareholder”), and NBC shall have the right to participate in all negotiations and proceedings with respect to any such demands. SunCoast shall not, except with the prior written consent of NBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the FBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

(e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment at or prior to the

Effective Time, such holder’s shares of SunCoast Common Stock shall be converted into a right to receive cash or NBC Common Stock in accordance with the provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment after the Effective Time, each share of SunCoast Common Stock of such holder shall be converted on a share-by-share basis into either the right to receive the Cash Election Price or NBC Common Stock as NBC shall determine in its sole discretion.

(f) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding SunCoast Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in SunCoast’s capitalization; provided, that any increase in the SunCoast Common Stock due to dividends on the SunCoast Preferred Stock or a conversion of the SunCoast Preferred Stock (currently outstanding) in connection with the Merger before December 31, 2006, shall not affect the Exchange Ratio.

2.2. Election Procedures.

(a) Each person who, as of three Business Days prior to the date on which the Election Form (as hereinafter defined) is mailed pursuant to Section 3.2 hereof (the “Election Form Record Date”), is a record holder of shares of SunCoast Common Stock shall have the right to submit an Election Form specifying the number of shares of SunCoast Common Stock that such person desires to have converted into the right to receive NBC Common Stock (a “Stock Election”), and the number of shares of SunCoast Common Stock that such person desires to have converted into the right to receive the Cash Election Price (a “Cash Election”). Any such record holder who fails properly to submit an Election Form on or before the Election Deadline (as hereinafter defined) in accordance with the procedures set forth in Section 3.2 or shall have acquired shares of SunCoast Common Stock after the Secondary Election Form Record Date (defined below) shall be deemed to have made a Stock Election. Any Dissenting Shares shall be deemed SunCoast Cash Election Shares (as hereinafter defined), and with respect to such shares the holders thereof shall in no event receive consideration comprised of NBC Common Stock. Any election to receive NBC Common Stock or cash shall have been properly made only if the Exchange Agent (as hereinafter defined) shall have actually received a properly completed Election Form by the Election Deadline, and, in accordance with Section 3.2, any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent.

(b) The Exchange Agent shall make available an additional Election Form to all persons who become record holders of SunCoast Common Stock between the Election Form Record Date and the close of business on the fifth Business Day prior to the Election Deadline (the “Secondary Election Form Record Date”).

2.3. Proration. Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of SunCoast Common Stock of rights to receive NBC Common Stock or cash in the Merger in accordance with the Election Forms as follows (the consideration provided for in this Section 2.3, together with the consideration provided for in Section 2.4, is referred to as the “Merger Consideration”):

(a) In the event the aggregate number of shares of SunCoast Common Stock in respect of which Cash Elections shall have been made (the “SunCoast Cash Election Shares”) is greater than the quotient of (x) the “Cash Product” (hereinafter defined) divided by (y) the Cash Election Price (such quotient, the “Cash Conversion Shares”), then:

(i) all shares of SunCoast Common Stock in respect of which Stock Elections have been made will be converted into the right to receive NBC Common Stock in accordance with the terms of Section 2.1(b); and

(ii) all shares of SunCoast Common Stock in respect of which Cash Elections have been made will be converted into the right to receive NBC Common Stock and cash in the following manner:

(A)	a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Cash Product by (y) the product of the SunCoast Cash Election Shares and the Cash Election Price;

(B)	the number of SunCoast Cash Election Shares held by each holder of shares of SunCoast Common Stock that will be converted into the right to receive cash pursuant to the terms of Section 2.1(c) shall be determined by multiplying the Cash Proration Factor by the number of SunCoast Cash Election Shares held by such holder; and

(C)	all SunCoast Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive NBC Common Stock in accordance with the terms of Section 2.1(b); or

For purposes of this Section 2.3, the term “Cash Product” shall mean the product of the number of shares of SunCoast Common Stock outstanding at the Closing multiplied by the Cash Election Price then multiplied by 45%.

(b) In the event the aggregate number of SunCoast Cash Election Shares is less than the Cash Conversion Shares, then:

(i) all SunCoast Cash Election Shares (subject to the provisions of Section 2.1(d) with respect to any Dissenting Shares) will be converted into the right to receive cash in accordance with the terms of Section 2.1(c); and

(ii) all shares of SunCoast Common Stock in respect of which Stock Elections shall have been made (the “SunCoast Stock Election Shares”) will be converted into the right to receive NBC Common Stock and cash in the following manner:

(A)	a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares (defined below) by the aggregate number of SunCoast Stock Election Shares. The “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of SunCoast Common Stock outstanding immediately prior to the effective Time and (y) the Cash Conversion Shares;

(B)	the number of SunCoast Stock Election Shares held by each holder of shares of SunCoast Common Stock that will be converted into the right to receive shares of NBC Common Stock pursuant to the terms of Section 2.1(b) shall be determined by multiplying the Stock Proration Factor by the number of SunCoast Stock Election Shares held by such holder; and

(C)	all SunCoast Stock Election Shares other than those shares converted into the right to receive NBC Common Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Section 2.1(c); or

(c) If the number of SunCoast Stock Election Shares is equal to the number of Stock Conversion Shares and the number of SunCoast Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (a) and (b) of this Section 2.3 shall not apply and all SunCoast Stock Election Shares will be converted into the right to receive NBC Common Stock and all SunCoast Cash Election Shares (subject to the provisions of Section 2.1(d)) will be converted into the right to receive cash.

2.4. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of NBC Common Stock shall be issued in the Merger. Each holder of SunCoast Common Stock who otherwise would have been entitled to a fraction of a share of NBC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of SunCoast Common Stock owned by such holder at the Effective Time) by the Average Market Price of a share of NBC Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.5. NBC Common Stock. At and after the Effective Time, each share of NBC Common Stock outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of NBC and shall not be affected by the Merger.

2.6. Options. At the Effective Time, each option granted by SunCoast to purchase shares of SunCoast Common Stock (each, an “SunCoast Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of SunCoast Common Stock and without any further action on the part of any holder thereof, and be converted into cash for each share in the amount of the Cash Election Price less the exercise price of such SunCoast Option (the “Per Share Option Cash Amount”). Payment of the aggregate Per Share Option Cash Amount for each holder of a SunCoast Option immediately prior to the Effective Time shall be delivered to each respective holder of such SunCoast Option and shall be made by check of NBC upon the later of (i) the closing, or (ii) the delivery of a cross receipt and a release, each in a form reasonably acceptable to NBC.

2.7. Reservation of Right to Revise Structure. NBC may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of SunCoast with and into a direct wholly owned corporate subsidiary of NBC or a single member limited liability company wholly owned by NBC; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of SunCoast Common Stock as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event NBC elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

EXCHANGE OF STOCK CERTIFICATES FOR MERGER CONSIDERATION

3.1. NBC to Make Merger Consideration Available. NBC shall appoint an agent, who shall be reasonably acceptable to SunCoast (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of SunCoast Common Stock (the “Certificates”) for the Merger Consideration. At or promptly after the Effective Time, NBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of NBC Common Stock and an estimated amount of cash sufficient to make all payments pursuant to Sections 2.3 and 2.4 (such cash and certificates for shares of NBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by NBC.

3.2. Election Form. No later than fifteen Business Days prior to the expected Effective Time, the Exchange Agent shall mail to each holder of record of SunCoast Common Stock on the Election Form Record Date (or, in the case of those persons specified in Section 2.2(b), no later than the fifth Business Day prior to the Election Deadline, the Exchange Agent shall mail to each holder of record of SunCoast Common Stock on the Secondary Election Form Record Date) an election form (the “Election Form”) providing for such holders to make the Cash Election and/or the Stock Election; provided, however, that such Election Form need not be mailed prior to the receipt of the Requisite Regulatory Approvals (as hereinafter defined). Any election other than a deemed Stock Election shall be validly made only if the Exchange Agent shall have received by 5:00 p.m., Central time, on a date (the “Election Deadline”) to be decided by NBC (which date shall not be earlier than fifteen Business Days after the initial mailing of the Election Form and no later than the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Election Form) by such holder accompanied by such holder’s Certificates, or by an appropriate guarantee of delivery of such Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of SunCoast Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of SunCoast Common Stock may at any time prior the Election Deadline revoke such holder’s election and withdraw such holder’s Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.

3.3. Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time, and in no event more than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate who has not previously surrendered such Certificate or Certificates with the Election Form a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certifications on the Merger Consideration payable upon the surrender of the Certificates.

(b) No dividends or other distributions with a record date after the Effective Time with respect to NBC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to shares of NBC Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive NBC Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of NBC Common Stock represented by such Certificate.

(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of SunCoast of the shares of SunCoast Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of SunCoast for six months after the Effective Time shall be paid, at the request of NBC, to NBC. Any stockholders of SunCoast who have not theretofore complied with this Article III shall thereafter look only to NBC for payment of the Merger Consideration and unpaid dividends and distributions on the NBC Common Stock deliverable in respect of each share of SunCoast Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of NBC, SunCoast, the Exchange Agent or any other person shall be liable to any former holder of shares of SunCoast Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond (in accordance with the standard operating procedure of the Transfer Agent) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) NBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SunCoast Common Stock such amounts as NBC or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the SunCoast Common Stock in respect of whom such deduction and withholding were made by NBC or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUNCOAST

As of the date hereof, SunCoast has delivered to NBC a schedule (the “SunCoast Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI; provided, however, that (i) no such item is required to be set forth in the SunCoast Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.2(a), and (ii) the mere inclusion of an item in the SunCoast Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SunCoast that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect (as hereinafter defined) on SunCoast.

SunCoast hereby represents and warrants to NBC as follows:

4.1. Corporate Organization.

(a) SunCoast is a corporation duly organized, validly existing and its status is active under the laws of the State of Florida. SunCoast has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on SunCoast. As used in this Agreement, the term “Material Adverse Effect” means, with respect to SunCoast, NBC or the Surviving Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (ii) the announcement of this Agreement or any action of either party or any Subsidiary (defined in Section 4.1(b)) thereof required to be taken by it under this Agreement or with the prior written consent of the other party, (iii) any changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, or (iv) expenses and costs incurred in connection with the transactions contemplated hereby (to the extent not materially in excess of the good faith estimate thereof provided by SunCoast to NBC prior to the date of this Agreement); provided, however, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect. SunCoast is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). The copies of the articles of incorporation and bylaws of SunCoast which have previously been made available to NBC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of SunCoast (i) is duly organized and validly existing as a state chartered bank under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(c) Except for its ownership of SunCoast Bank, SunCoast does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

4.2. Capitalization.

(a) The authorized capital stock of SunCoast consists of 10,000,000 shares of SunCoast Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share, of SunCoast (the “SunCoast Preferred Stock”). As of the date of this Agreement, there were 1,055,576 shares of SunCoast Common Stock outstanding, 511,384.5 shares of SunCoast Preferred Stock outstanding and no shares of SunCoast Common Stock held in SunCoast’s treasury. No other shares of SunCoast Common Stock or SunCoast Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of SunCoast Common Stock or SunCoast Preferred Stock were reserved for issuance, except for an aggregate of 100,800 shares of SunCoast Common Stock reserved for issuance upon the exercise of stock options pursuant to the SunCoast Director Stock Option Plan and the SunCoast Employee Stock Option Plan (collectively, the “SunCoast Stock Option Plans”). All of the issued and outstanding shares of SunCoast Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in Section 4.2(a) of the SunCoast Disclosure Schedule, SunCoast does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of SunCoast Common Stock or SunCoast Preferred Stock or any other equity securities of SunCoast or any securities representing the right to purchase or otherwise receive any shares of SunCoast capital stock (including any rights plan or agreement). Section 4.2(a) of the SunCoast Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options pursuant to the SunCoast Stock Option Plans, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised.

(b) Section 4.2(b) of the SunCoast Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of SunCoast. Except as set forth in Section 4.2(b) of the SunCoast Disclosure Schedule, SunCoast owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of SunCoast’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither SunCoast nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of SunCoast or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 4.2(c) of the SunCoast Disclosure Schedule and for the ownership of SunCoast’s Subsidiaries, neither SunCoast nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity, excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which SunCoast’s stockholders may vote (“Voting Debt”) have been issued by SunCoast and are outstanding.

4.3. Authority; No Violation.

(a) SunCoast has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required SunCoast Vote (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of SunCoast, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required SunCoast Vote, and no other corporate or stockholder proceedings on the part of SunCoast are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SunCoast and (assuming due authorization, execution and delivery by NBC) constitutes a valid and binding obligation of SunCoast, enforceable against SunCoast in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 4.3(b) of the SunCoast Disclosure Schedule, neither the execution and delivery of this Agreement by SunCoast nor the consummation by SunCoast of the transactions contemplated hereby, nor compliance by SunCoast with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of SunCoast or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SunCoast or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SunCoast or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SunCoast or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on SunCoast.

4.4. Consents and Approvals. Except for (i) the approvals of (A) the Merger by the Federal Reserve Board (“FRB”) under the BHCA, (B) the National Bank Merger by the Office of Comptroller of Currency (“OCC”) and the FDIC, and by the Commissioner of the Office of Financial Institutions of the State of Florida (the “Commissioner”) under the Florida banking law, (ii) approval of the quotation of the NBC Common Stock to be issued in the Merger on the AMEX, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of the stockholders of SunCoast to be held to vote on the adoption of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Mississippi pursuant to the Acts, (v) the filing of the Articles of Merger with the OCC in connection with the National Bank Merger, (vi) the adoption of this Agreement by the Required SunCoast Vote, (vii) the consents and approvals set forth in Section 4.4 of the SunCoast Disclosure Schedule, (viii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast or NBC, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by SunCoast of this Agreement and (B) the consummation by SunCoast of the Merger and the other transactions contemplated hereby.

4.5. SEC Documents; Other Reports; Internal Controls.

(a) SunCoast has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “SunCoast Reports”). Except as set forth in Section 4.5 of the SunCoast Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SunCoast Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SunCoast Reports, and none of the SunCoast Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SunCoast Reports. None of SunCoast’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) SunCoast and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of SunCoast and its Subsidiaries or as set forth in Section 4.5(b) of the SunCoast Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of SunCoast, threatened an investigation into the business or operations of SunCoast or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the SunCoast Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, SunCoast or any of its Subsidiaries.

(c) Except as set forth in Section 4.5(c) of the SunCoast Disclosure Schedule, the records, systems, controls, data and information of SunCoast and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SunCoast or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SunCoast Reports filed with the SEC prior to the date hereof, SunCoast and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.6. Financial Statements; Undisclosed Liabilities.

(a) Except as set forth in Section 4.6 of the SunCoast Disclosure Schedule, the financial statements of SunCoast (including any related notes thereto) included in the SunCoast Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of SunCoast and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of SunCoast and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of SunCoast included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005, as filed with the SEC or (ii)

liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither SunCoast nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

4.7. Broker’s Fees. Except as set forth in Section 4.7 of the SunCoast Disclosure Schedule, neither SunCoast nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the SunCoast Disclosure Schedule have previously been furnished to NBC.

4.8. Absence of Certain Changes or Events. Except as publicly disclosed in the SunCoast Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the SunCoast Disclosure Schedule, since September 30, 2005, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast and (ii) SunCoast and its Subsidiaries have not taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.

4.9. Legal Proceedings.

(a) Except as publicly disclosed in the SunCoast Reports filed with the SEC prior to the date hereof, neither SunCoast nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of SunCoast’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SunCoast or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SunCoast.

(b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon SunCoast, any of its Subsidiaries or the assets of SunCoast or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on SunCoast or the Surviving Company.

4.10. Taxes.

(a) Except as set forth in Section 4.10(a) of the SunCoast Disclosure Schedule: (x) each of SunCoast and its Subsidiaries has (i) duly and timely filed

(including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it before the date hereof, and such Tax Returns were true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of SunCoast (in accordance with GAAP) for all Taxes (as hereinafter defined) due and owing, whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of SunCoast or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either SunCoast or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither SunCoast nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is SunCoast) filing a consolidated tax return or (B) has any liability for Taxes of any person other than SunCoast or any of its Subsidiaries arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 4.10(c) of the SunCoast Disclosure Schedule, none of SunCoast or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) Except as set forth in Section 4.10(d) of the SunCoast Disclosure Schedule, no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to SunCoast or any of its Subsidiaries.

(e) None of SunCoast or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) Except as set forth in Section 4.10(f) of the SunCoast Disclosure Schedule, all Taxes required to be withheld, collected or deposited by or with respect to SunCoast and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Except as set forth in Section 4.10(g) of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Except as set forth in Section 4.10(h) of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) [Intentionally omitted]

(j) SunCoast is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(l) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

4.11. Employees; Employee Benefit Plans.

(a) Section 4.11 of the SunCoast Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of SunCoast or any of its Subsidiaries has any present or future right to benefits and under which SunCoast or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans.”

(b) With respect to each Plan, SunCoast has delivered to NBC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by SunCoast or any of its

Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. If the Plan, intended to be qualified within the meaning of Code section 401(a), is in the form of a preapproved master, prototype or volume submitter plan, then the term “determination letter” includes an opinion or advisory letter issued by the Internal Revenue Service covering such Plan, provided the sponsor of such Plan is entitled to rely on such opinion or advisory letter.

(c) (i) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject SunCoast or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 4.11 of the SunCoast Disclosure Schedule, no Plan provides retiree welfare benefits and neither SunCoast nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither SunCoast nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)) and none of SunCoast, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of SunCoast or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of SunCoast or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress.

(f) Except as set forth in Section 4.11(f) of the SunCoast Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or independent consultant of SunCoast or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of SunCoast or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. Except as set forth in Section 4.11(f) of the SunCoast Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of SunCoast or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Section 4.11(g) of the SunCoast Disclosure Schedule sets forth the liability of each participant under each of the deferred compensation plans sponsored or maintained by SunCoast or its Subsidiaries.

4.12. Board Approval; Stockholder Vote Required.

(a) On or prior to the date hereof, the Board of Directors of SunCoast, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held (the “SunCoast Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of SunCoast and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of SunCoast adopt this Agreement and directed that such matter be submitted for consideration by SunCoast stockholders at the SunCoast Stockholders Meeting. The SunCoast Board Approval constitutes approval of this Agreement and the Merger (x) for purposes of the Acts and (y) by at least a majority of the Board of Directors pursuant to By-laws of SunCoast. SunCoast does not have any shareholder rights plan in effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of SunCoast Common Stock to adopt this Agreement (the “Required SunCoast Vote”) is the only vote of the holders of any class or series of SunCoast capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

4.13. Compliance With Applicable Law.

(a) Except as disclosed in Section 4.13 of the SunCoast Disclosure Schedule, SunCoast and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SunCoast or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SunCoast, and neither SunCoast nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on SunCoast.

(b) SunCoast and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast. None of SunCoast, any of its Subsidiaries, or, to the knowledge of SunCoast, any director, officer or employee of SunCoast or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.14. Certain Contracts.

(a) Except as publicly disclosed in the SunCoast Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement or (ii) which limits the freedom of SunCoast or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires SunCoast or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the SunCoast Reports filed prior to the date hereof or set forth in Section 4.14(a) of the SunCoast Disclosure Schedule, is referred to herein as a “SunCoast Contract.” SunCoast has made available all contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of mortgage servicing rights; all agreements for the purchase or sale of mortgage loans on a wholesale or bulk basis; and all consulting agreements with outside consultants) which involved payments by SunCoast or any of its Subsidiaries in fiscal year 2005 of more than $6,000.00 or which could reasonably be expected to involve payments during fiscal year 2006 of more than $6,000.00, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $5,000.00 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

(b) Except as set forth in Section 4.14(b) of the SunCoast Disclosure Schedule, (i) each SunCoast Contract is valid and binding on SunCoast or its applicable Subsidiary and in full force and effect, and, to the knowledge of SunCoast, is valid and binding on the other parties thereto, (ii) SunCoast and each of its Subsidiaries and, to the knowledge of SunCoast, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each SunCoast Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of SunCoast or any of its Subsidiaries or, to the knowledge of SunCoast, any other party thereto, under any such SunCoast Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on SunCoast.

(c) Section 4.14(c) of the SunCoast Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes) under any employment, change-in-control, severance or similar contract with any present or former employee or directors, and identifying the types and estimated amounts of the in-kind benefits due under any Plan or SunCoast Contract (other than a tax-qualified plan) for each such person.

4.15. Agreements With Regulatory Agencies. Except as set forth in Section 4.15 of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the SunCoast Disclosure Schedule, a “SunCoast Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has SunCoast or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting SunCoast or any SunCoast Subsidiary to enter into or become bound by any SunCoast Regulatory Agreement.

4.16. SunCoast Information. The information relating to SunCoast and its Subsidiaries to be provided by SunCoast for inclusion in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to NBC or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.17. Title to Property.

(a) Except as disclosed in Section 4.17(a) of the SunCoast Disclosure Schedule, SunCoast and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of SunCoast and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast.

(b) SunCoast and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the SunCoast Reports filed prior to the date hereof or as disclosed in Section 4.17(b) of the SunCoast Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast.

(c) All leases of real property and all other leases material to SunCoast and its Subsidiaries under which SunCoast or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by SunCoast or such Subsidiary or, to the knowledge of SunCoast, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, SunCoast or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast.

4.18. Insurance. SunCoast and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SunCoast reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the SunCoast Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of SunCoast and its Subsidiaries (other than insurance policies under which SunCoast or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). SunCoast and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18 of the SunCoast Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of SunCoast and its Subsidiaries, SunCoast or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.19. Environmental Liability. Except as set forth in Section 4.19 of the SunCoast Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on SunCoast or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of SunCoast, threatened against SunCoast or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on SunCoast. To the knowledge of SunCoast, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on SunCoast. To the knowledge of SunCoast, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on SunCoast. Neither SunCoast nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on SunCoast.

4.20. [Intentionally omitted]

4.21 Patents, Trademarks, Etc. SunCoast and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 4.21 of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither SunCoast nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

4.22. Loan Matters.

(a) (i) Section 4.22(a) of the SunCoast Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) by SunCoast and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O (“Regulation O”) of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 215)) of SunCoast or any of its Subsidiaries (“Regulation O Loans”); (ii) there are no employee, officer, director or other affiliate Regulation O Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or, except for Regulation O Loans made by SunCoast and its Subsidiaries to its employees in accordance with its policies as disclosed in Section 4.22(c) of the SunCoast Disclosure Schedule, on which the borrower is paying a rate which was below market at the time such Regulation O Loan was made; and (iii) except as listed in Section 4.22(a) of the SunCoast Disclosure Schedule, all such Regulation O Loans are and were made in compliance in all material respects with all applicable laws and regulations.

(b) Each outstanding loan (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant loan documents, SunCoast’s underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(c) Except as set forth in Section 4.22(c) of the SunCoast Disclosure Schedule, none of the agreements pursuant to which SunCoast or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Except as set forth in Section 4.22(e) of the SunCoast Disclosure Schedule, none of SunCoast or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. SunCoast has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of SunCoast and its Subsidiaries or to increase the guarantee fees payable to such investor.

(e) Each of SunCoast and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, USA Patriot Act of 2001, Bank Secrecy Act, and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

4.23. Community Reinvestment Act Compliance. SunCoast Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of satisfactory from the FDIC in its most recently completed exam.

4.24. Labor Matters. Neither SunCoast nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is SunCoast or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SunCoast or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to SunCoast’s knowledge, threatened, nor is SunCoast aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.25. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of SunCoast or any of its Subsidiaries or for the account of a customer of SunCoast or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of SunCoast or one of its Subsidiaries and, to the knowledge of SunCoast, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) SunCoast or its Subsidiaries and, to the knowledge of SunCoast, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to SunCoast’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NBC

As of the date hereof, NBC has delivered to SunCoast a schedule (the “NBC Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V or to one or more covenants contained in Article

VI; provided, however, that (i) no such item is required to be set forth in the NBC Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.3(a), and (ii) the mere inclusion of an item in the NBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NBC that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect on NBC.

NBC hereby represents and warrants to SunCoast as follows:

5.1. Corporate Organization.

(a) NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. NBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on NBC. NBC is duly registered as a financial holding company under the BHCA. The copies of the certificate of incorporation and bylaws of NBC which have previously been made available to SunCoast are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of NBC (i) is duly organized and validly existing as a national bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c) Except for its ownership of 8,062 shares of common stock of First Commercial Bancshares, Inc., NBC does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

5.2. Capitalization.

(a) The authorized capital stock of NBC consists of 50,000,000 shares of NBC Common Stock. As of the date of this Agreement, there were 9,615,806 shares of NBC Common Stock outstanding and 1,429,082 shares of NBC Common Stock held in

NBC’s treasury. As of the date of this Agreement, no shares of NBC Common Stock were reserved for issuance, except for an aggregate of 783,287 shares of NBC Common Stock reserved for issuance upon the exercise of stock options under the (i) 2001 Long-Term Incentive Compensation Plan, (ii) 2003 Long-Term Incentive Compensation Plan and (iii) Enterprise Bancshare, Inc. Incentive Plan of 1997 Stock Option. All of the issued and outstanding shares of NBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of NBC Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the NBC Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of NBC. Except as set forth in Section 5.2(b) of the NBC Disclosure Schedule, NBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of NBC’s Subsidiaries, free and clear of any Liens whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. With the exception of the incentive plans listed in Section 5.2, NBC and any Subsidiary thereof have not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of NBC or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 5.2(c) of the NBC Disclosure Schedule and for the ownership of NBC’s Subsidiaries, neither NBC nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

5.3. Authority; No Violation.

(a) NBC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of NBC and no other corporate or stockholder proceedings on the part of NBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBC and (assuming due authorization, execution and delivery by SunCoast) constitutes a valid and binding obligation of NBC, enforceable against NBC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 5.3(b) of the NBC Disclosure Schedule, neither the execution and delivery of this Agreement by NBC, nor the consummation by NBC of the transactions contemplated hereby, nor compliance by NBC with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of NBC or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on NBC.

5.4. Consents and Approvals. Except for (i) the approvals of (A) the Merger by the FRB under the BHCA, (B) the National Bank Merger by the OCC and the FDIC under the Federal Deposit Insurance Corporation Act and by the Commissioner under the Florida banking law and (ii) approval of the listing of the NBC Common Stock to be issued in the Merger on the American Stock Exchange, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Florida and Mississippi pursuant to the Acts, (v) the adoption of this Agreement by the Required SunCoast Vote, (vi) the consents and approvals set forth in Section 5.4 of the NBC Disclosure Schedule, (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on NBC, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by NBC of this Agreement and (B) the consummation by NBC of the Merger and the other transactions contemplated hereby.

5.5. SEC Documents; Other Reports; Internal Controls.

(a) NBC has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “NBC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the NBC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NBC Reports, and none of the NBC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the NBC Reports. None of NBC’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) NBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of NBC and its Subsidiaries or as set forth in Section 5.5(b) of the NBC Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of NBC, threatened an investigation into the business or operations of NBC or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 5.5(b) of the NBC Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, NBC or any of its Subsidiaries.

(c) The records, systems, controls, data and information of NBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the NBC Reports filed with the SEC prior to the date hereof, NBC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

5.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of NBC (including any related notes thereto) included in the NBC Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by

Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of NBC and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of NBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of NBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither NBC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on NBC.

5.7. Broker’s Fees. Except as set forth in Section 5.7 of the NBC Disclosure Schedule, neither NBC nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8. Absence of Certain Changes or Events. Except as publicly disclosed in the NBC Reports filed prior to the date hereof or as set forth in Section 5.8 of the NBC Disclosure Schedule, since September 30, 2005, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC and (ii) NBC and its Subsidiaries have not taken any action that would have been prohibited by Section 6.3 if taken after the date of this Agreement.

5.9. Legal Proceedings.

(a) Neither NBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of NBC’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NBC or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NBC.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon NBC, any of its Subsidiaries or the assets of NBC or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on NBC.

5.10. Taxes.

(a) Except as set forth in Section 5.10(a) of the NBC Disclosure Schedule: (x) each of NBC and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of NBC (in accordance with GAAP) for all Taxes, whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of NBC or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either NBC or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither NBC nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is NBC) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 5.10(c) of the NBC Disclosure Schedule, none of NBC or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to NBC or any of its Subsidiaries.

(e) None of NBC or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All Taxes required to be withheld, collected or deposited by or with respect to NBC and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Neither NBC nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Neither NBC nor any of its Subsidiaries filed a consent prior to January 1, 2006 to the application of Section 341(f) of the Code.

5.11. Employees; Employee Benefit Plans.

(a) Section 5.11 of the NBC Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of NBC or any of its Subsidiaries has any present or future right to benefits and under which NBC or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “NBC Plans.” With respect to each NBC Plan, NBC has delivered to SunCoast a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by NBC or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (b) audited financial statements and (C) actual valuation reports.

(b) (i) Each NBC Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each NBC Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject NBC or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in

Section 5.11 of the NBC Disclosure Schedule, no Plan provides retiree welfare benefits and neither NBC nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither NBC nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(c) With respect to any NBC Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of NBC or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of NBC or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any NBC Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

5.12. Board Approval; Stockholder Vote Required. The Board of Directors of NBC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “NBC Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of NBC and its stockholders and declared the Merger to be advisable, and (ii) approved this Agreement and the Merger. The approval of the stockholders of NBC is not required by its articles of incorporation, bylaws or AMEX.

5.13. Compliance With Applicable Law. Except as disclosed in Section 5.13 of the NBC Disclosure Schedule, NBC and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NBC or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NBC, and neither NBC nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on NBC.

5.14. Agreements With Regulatory Agencies. Except as set forth in Section 5.14 of the NBC Disclosure Schedule, neither NBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.14 of the NBC Disclosure Schedule, an “NBC Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or its business, nor has NBC or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any NBC Regulatory Agreement.

5.15. NBC Information. The information relating to NBC and its Subsidiaries to be provided by NBC to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to SunCoast or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.16. Title to Property.

(a) Except as disclosed in Section 5.16(a) of the NBC Disclosure Schedule, NBC and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of NBC and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

(b) NBC and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the NBC Reports filed prior to the date hereof or as disclosed in Section 5.16(b) of the NBC Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

(c) All leases of real property and all other leases material to NBC and its Subsidiaries under which NBC or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by NBC or such Subsidiary or, to the knowledge of NBC, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, NBC or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

5.17. Environmental Liability. Except as set forth in Section 5.17 of the NBC Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on NBC or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any the Environmental Laws, pending or, to the knowledge of NBC, threatened against NBC or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on NBC. To the knowledge of NBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on NBC. To the knowledge of NBC, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on NBC. Neither NBC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on NBC.

5.18. Patents, Trademarks, Etc. NBC and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 5.18 of the NBC Disclosure Schedule, neither NBC nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither NBC nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

5.19. Loan Matters.

(a) Each outstanding loan held by NBC (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant loan documents, NBC’s underwriting standards (and, in the case of NBC loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(b) Except as set forth in Section 5.19(b) of the NBC Disclosure Schedule, none of the agreements pursuant to which NBC or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(c) Each of NBC and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by HUD to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by Ginnie Mae; (iii) by the VA to originate and service VA loans; (iv) as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential and multi-family mortgage loans and (v) as a delegated underwriting and servicing lender by Fannie Mae.

(d) Except as set forth in Section 5.19(d) of the NBC Disclosure Schedule, none of NBC or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. NBC has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of NBC and its Subsidiaries or to increase the guarantee fees payable to such investor.

(e) Each of NBC and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

5.20. Community Reinvestment Act Compliance. Cadence is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of satisfactory from the in its most recently completed exams.

5.21. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of NBC or any of its Subsidiaries or for the account of a customer of NBC or any of its

Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NBC or one of its Subsidiaries and, to the knowledge of NBC, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) NBC or its Subsidiaries and, to the knowledge of NBC, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to NBC’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of NBC, during the period from the date of this Agreement to the Effective Time, SunCoast shall, and shall cause each of its Subsidiaries to use its best efforts to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

6.2. SunCoast Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the SunCoast Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, SunCoast shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NBC, which shall not be unreasonably withheld or delayed:

(a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock, other than (A) regular dividends on the SunCoast Preferred Stock with record and payment dates consistent with past practices, and (B) dividends paid by any of the Subsidiaries of SunCoast so long as such dividends are only paid to SunCoast or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause SunCoast Bank to cease to qualify as a “well capitalized” institution under 12 C.F.R.

Section 565.4); (iii) or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof and disclosed in Section 4.2(a) of the SunCoast Disclosure Schedule), Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt;

(b) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), except (i) sales of loans in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the SunCoast Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets, of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of, which would be material, individually or in the aggregate, to SunCoast, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(e) enter into, renew or terminate any contract, lease or agreement, other than loans to their customers in the ordinary course of business consistent with past practice, that calls for aggregate annual payments of $20,000 or more; or make any material change in any of such contracts, leases or agreements, other than renewals of such contracts or leases for a term of one year or less without material changes to the terms thereof;

(f) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of SunCoast or its Subsidiaries (except for increases in salary or wages of non-executive officers or employees in the ordinary course of business consistent with past practice), except as may be required pursuant to the terms of any plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the SunCoast Disclosure Schedule; (ii) grant any severance or termination pay to any present or former director, officer or employee of SunCoast or its Subsidiaries except pursuant to the terms of any Plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the SunCoast Disclosure Schedule; (iii) loan or advance any money or other property to any present or former director, officer or employee of SunCoast or its Subsidiaries, except for loans made in accordance with SunCoast Bank’s loan policy in effect on the date hereof and in compliance with Regulation O; (iv) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (v) increase the funding obligation or contribution rate of any Plan;

(g) other than expenditures budgeted in the capital expenditure budget and as set forth in Section 6.2(g) of the SunCoast Disclosure Schedule, make any capital expenditures in excess of (A) $10,000 per project or related series of projects or (B) $30,000 in the aggregate;

(h) except as set forth in Section 6.2(h) of the SunCoast Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

(i) except for loans or commitments for loans that have previously been approved by SunCoast prior to the date of this Agreement, (A) make or acquire any Loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of not greater than $2,000,000 (in each case or in the aggregate to borrower and its affiliates, provided that such loans are made in accordance with the policies and procedures at SunCoast and its Subsidiaries); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of $2,000,000; (C) incur any indebtedness for borrowed money, other than deposit liabilities entered into in the ordinary course of business consistent with past practices; or (D) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of SunCoast (other than the endorsement of checks and other negotiable instruments in the normal process of collection);

(j) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

(k) settle any claim, action or proceeding involving monetary damages in excess of $10,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(l) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of SunCoast), or a letter of intent or agreement in principle with respect thereto;

(m) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

(o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c);

(p) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by SunCoast’s independent public accountants;

(q) issue any mortgage-backed securities with respect to any loans or create any special purpose funding or variable interest entity;

(r) make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of SunCoast or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of SunCoast or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, in each case, which would have the effect of increasing the Tax liability of SunCoast or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of SunCoast or any of its Subsidiaries existing on the Closing Date;

(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3. NBC Forbearances. Except as expressly provided in this Agreement or with the prior written consent of SunCoast, during the period from the date of this Agreement to the Effective Time, NBC shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, as set forth in Section 6.3 of the NBC Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, NBC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SunCoast, which consent shall not be unreasonably withheld or delayed:

(a) amend its certificate of incorporation, bylaws or similar governing documents, other than to increase the authorized capital stock of NBC or to change the par value of the NBC Common Stock other than the anticipated name change of NBC and its Subsidiaries;

(b) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on NBC;

(c) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by NBC’s independent public accountants;

(d) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c) or in a material violation of any provision of this Agreement; or

(e) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Regulatory Matters.

(a) NBC and SunCoast shall promptly prepare and file with the SEC the Proxy Statement/Prospectus, and NBC shall promptly prepare and file with the SEC the S-4. Each of NBC and SunCoast shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter to mail the Proxy Statement/Prospectus to their respective stockholders.

(b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c) NBC and SunCoast shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of NBC, SunCoast or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) SunCoast acknowledges and agrees that NBC intends to cause SunCoast Bank to be merged with and into Cadence at or immediately following the Effective Time. SunCoast agrees that its obligations pursuant to this Section 7.1 include an obligation to use its reasonable best efforts to take all actions necessary to cause the National Bank Merger to be consummated at such time.

7.2. Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, SunCoast shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of NBC access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of SunCoast and its Subsidiaries, and, during such period, SunCoast shall, and shall cause its Subsidiaries to, make available to NBC (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which SunCoast is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as NBC may reasonably request. Neither SunCoast nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) NBC shall hold all information furnished by SunCoast or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between NBC and SunCoast (the “Confidentiality Agreement”).

(c) No investigation by NBC or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of SunCoast set forth herein.

7.3. Stockholder Approval. SunCoast shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “SunCoast Stockholders Meeting”) for the purpose of obtaining the Required SunCoast Vote and, except as provided hereby, shall take all lawful action to solicit the unanimous adoption of this Agreement by such stockholders. The Board of Directors of SunCoast shall recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of SunCoast (the “SunCoast Recommendation”); provided, however, that the Board of Directors of SunCoast may (x) withdraw, modify, qualify in any manner adverse to NBC, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the SunCoast Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in SunCoast Recommendation”) if the Board of Directors of SunCoast determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of SunCoast at the SunCoast Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve SunCoast of such obligation.

7.4. Acquisition Proposals.

(a) SunCoast agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (as hereinafter defined), other than any such transaction permitted by Section 6.2, or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that subject to compliance with Subsection (c) below and after the Board of Directors of SunCoast concludes in good faith based on a written opinion of its outside counsel attesting that the foregoing restriction in 7.4(a) constitutes a breach of the SunCoast Board of Director’s statutory and common law obligations to its stockholders and that failure to take such actions would result in a violation of its fiduciary duties under applicable law, SunCoast may, and may permit is Subsidiaries and its and their representatives to, in response to an unsolicited Acquisition Proposal, furnish or cause to be furnished confidential information or data and participate in negotiations or discussions regarding such Acquisition Proposal; and provided further that, prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to such party than the Confidentiality Agreement. The term “Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1-02 of Regulation S-X.

(b) Except as set forth herein, SunCoast agrees that neither it nor any of its officers or directors shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing, in the event that, prior to the date of its SunCoast Stockholders Meeting, if SunCoast receives an unsolicited bona fide Acquisition Proposal and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as hereinafter defined), SunCoast may, to the extent that its Board of Directors concludes in good faith based on the written opinion its outside legal counsel attesting that the foregoing restriction in 7.4(b) constitutes a breach of the SunCoast Board of Director’s statutory and common law obligations to its stockholders and that failure to take such actions would result in a violation of its fiduciary duties under applicable law, approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written proposal to acquire, directly or indirectly, a majority of the total voting power of the capital stock of SunCoast or any of its Significant Subsidiaries, or all or substantially all of the assets of SunCoast or any of its Significant Subsidiaries, which the Board of Directors of SunCoast concludes, in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of SunCoast, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed.

(c) SunCoast agrees that it will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons with respect to any Acquisition Proposal, except those contemplated by this Agreement. SunCoast will (i) promptly (within two Business Days) following the receipt of any Acquisition Proposal, or of any inquiry which could reasonably be expected to lead to an Acquisition Proposal, advise NBC of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep NBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis and (ii) in the event of a person making a Superior Proposal, furnish NBC a copy of the relevant proposed transaction agreements with such person making such Superior Proposal and other material documents.

7.5. Legal Conditions to Merger.

(a) Subject to the terms and conditions of this Agreement, each of NBC and SunCoast shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by SunCoast or NBC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

(b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each of NBC and SunCoast agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which NBC or SunCoast is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

7.6. Affiliates. SunCoast shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of SunCoast to deliver to NBC, as soon as practicable after the date of this Agreement, and in any event prior to the date of the SunCoast Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to NBC, relating to required transfer restrictions on the NBC Common Stock received by them in the Merger pursuant to Rule 145.

7.7. Employees; Employee Benefit Plans.

(a) As of or as soon as practicable following the Effective Time, the employees of SunCoast and its Subsidiaries (the “SunCoast Employees”) shall become employees of NBC or a Subsidiary thereof and shall be eligible to participate in the NBC Plans in which similarly situated employees of NBC or Cadence participate, to the same extent as similarly situated employees of NBC or Cadence (it being understood that inclusion of SunCoast Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require NBC or any of its Subsidiaries to make any grants to any SunCoast Employee under the NBC Stock Option Plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require NBC or any of its Subsidiaries to permit a SunCoast Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with SunCoast or any of its Subsidiaries to participate in any severance or change in control of agreement or plan offered by NBC or any of its Subsidiaries, (iii) nothing contained herein shall require a SunCoast Employee’s participation in the NBC defined benefit pension or NBC Stock Ownership Plan.

(b) With respect to each NBC Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for participation or accrual of benefits under any NBC defined benefit pension plan), service with SunCoast or any Subsidiary shall be treated as service with NBC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Notwithstanding the foregoing, existing vacation entitlements of current SunCoast officers and employees shall be the same as set forth in SunCoast’s written vacation policy in effect immediately prior to the effective date of this Agreement, provided that, any incremental entitlements shall be awarded by qualifying for such increments under the vacation policy of NBC. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any NBC Plan (as may be required or governed by the Health Insurance Portability and Accountability Act of 1996). Each NBC Plan shall waive pre-existing condition limitations to the same extent waived under the applicable SunCoast Plan to the extent information is provided by the employee, third-party administrator or insurance carrier. SunCoast Employees shall be given full credit for amounts paid under a corresponding SunCoast or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the NBC Plan during the applicable plan year.

(c) Concurrently with the execution of this Agreement by the parties hereto, (i) each of John S. Wilks, William F. Gnerre, and Kerry J. Ward shall enter into a Termination and Release Agreement substantially in the form of Exhibit A hereto, and (ii) John S. Wilks, William F. Gnerre, and Kerry J. Ward shall enter into an employment agreement substantially in the form of Exhibit B hereto.

(d) Immediately prior to the Effective Time, each SunCoast Employee who is a participant in the SunCoast Employee 401(k) Plan (the “SunCoast Employee 401(k) Plan”) shall become fully vested in his or her employer matching account balance in the SunCoast Employee 401(k) Plan. Immediately prior to the Effective Time, the SunCoast Employee 401(k) Plan shall be terminated by the current trustee of the SunCoast Employee 401(k) Plan and the SunCoast employees who are then participating in the SunCoast Employee 401(k) Plan shall become participants in the NBC Employee 401(k) Plan.

(e) Any person who is serving as an employee of either SunCoast or any Subsidiary thereof as of the date of this Agreement (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by NBC or any of its Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from NBC or its Subsidiary equal in amount to two week’s base pay for each full year such employee was employed by SunCoast or a SunCoast Subsidiary or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance; provided that the benefits payable pursuant to this Section 7.7(e) shall be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to SunCoast’s written severance policy described in Section 4.11(a) of the SunCoast Disclosure Schedule and subject to the terms and conditions set forth therein. For purposes of this Section 7.7(e), “Cause” shall mean termination because of the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

(f) Section 7.7(f) of the SunCoast Disclosure Schedule sets forth the earned but untaken vacation for employees of SunCoast and its Subsidiaries as of September 30, 2005. If the employment of any employee of SunCoast or any of its Subsidiaries identified on Section 7.7(f) of the SunCoast Disclosure Schedule is terminated within twelve (12) months following the Effective Time, then any vacation pay earned (consistent with the financial statements provided by SunCoast to NBC) based on such employee’s employment from January 1, 2006 to the Effective Time shall be paid to the employee to the extent not used prior to the termination of employment.

(g) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by NBC and SunCoast after the date hereof, SunCoast may pay cash retention bonuses to employees of SunCoast and its Subsidiaries who are selected by SunCoast and approved by NBC, such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the Effective Time and for a specified period thereafter.

7.8. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of SunCoast or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of SunCoast, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors and officers of SunCoast or any of its Subsidiaries as of the date of this Agreement is set forth in Section 7.8(a) of the SunCoast Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, NBC shall indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of SunCoast as in effect on the date of this Agreement, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the FBCA, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify NBC thereof, provided that the failure to so notify shall not affect the obligations of NBC under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices NBC. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBC; provided, however, that (A) NBC shall have the right to assume the defense thereof and upon such assumption NBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if (x) NBC elects not to assume such defense or (y) counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between NBC and the Indemnified Parties, then the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBC, and NBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) NBC shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel (in addition to local counsel) for any action or group of related actions for all Indemnified Parties, (C) NBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) NBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or regulation.

(b) Nothing contained in Section 7.8(a) or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of SunCoast may have under applicable law or regulation or the SunCoast’s Articles of Incorporation, Bylaws or the equivalent documents of any Subsidiary of SunCoast, as applicable, in each case as in effect on the date hereof, which NBC agrees to honor in accordance with their terms. Without limiting the foregoing, NBC also agrees that the limitations on liability existing in favor of the Indemnified Parties in SunCoast’s Articles of Incorporation or the equivalent documents of any SunCoast Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

(c) NBC shall use its reasonable best efforts to cause the persons serving as officers and directors of SunCoast immediately prior to the Effective Time to be covered for a period of three years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by NBC (provided that NBC’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of SunCoast than the terms and conditions of the existing directors’ and officers’ liability insurance policy of SunCoast, and provided further that in no event will NBC be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by SunCoast for the insurance covering the officers and directors of SunCoast (the “Insurance Amount”), and provided, further, that if NBC is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding proviso, NBC shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(e) If NBC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of NBC shall assume the obligations set forth in this Section 7.8.

7.9. Advise of Changes. NBC and SunCoast shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

7.10. Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available after the end of each calendar quarter ending after the date of this Agreement, each party hereto shall furnish to the other party (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders’ equity) of SunCoast and each of its Subsidiaries or of NBC and each of its Subsidiaries, as the case may be, as of and for such month then ended and (ii) any internal management reports relating to the foregoing. All information furnished by a party hereto pursuant to this Section 7.10 shall be held in confidence by the other party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

7.11. Reorganization; Certain Modifications.

(a) Neither NBC nor SunCoast shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) At or before the Effective Time, upon the request of NBC, SunCoast shall, consistent with GAAP, modify and change its employee benefits, loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of NBC; provided, however, that SunCoast shall not be required to take such action (x) more than five Business Days prior to the Effective Time, and (y) unless NBC agrees in writing that all conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date; and provided further that no party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any such actions which may be undertaken on account of this Section 7.11(b).

7.12. Exemption From Liability Under Section 16(b). Assuming that SunCoast delivers to NBC the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of NBC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the SunCoast Insiders (as defined below) of NBC Common Stock in exchange for shares of SunCoast Common

Stock in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by SunCoast to NBC prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all respects regarding the SunCoast Insiders, the number of shares of SunCoast Common Stock held by each such SunCoast Insider and the number and description of the SunCoast Options held by each such SunCoast Insider. “SunCoast Insiders” shall mean those officers and directors of SunCoast who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

7.13. Stock Exchange Listing. NBC shall use its reasonable best efforts to cause the shares of NBC Common Stock to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Effective Time.

7.14. Board of Directors and Officers of Surviving Company. Following the date of this Agreement, the board of directors of NBC immediately prior to the Effective Time, shall be the board of directors of the Surviving Entity (except as set forth below). In connection with the authorization of the execution of this Agreement, the Board of Directors approved the appointment of H. Ronald Foxworthy, the chairman of the board of SunCoast, to fill a vacancy on the NBC Board of Directors effective on the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) SunCoast shall have obtained the Required SunCoast Vote in connection with the adoption of this Agreement and NBC shall have obtained the Required NBC Vote in connection with the adoption of this Agreement.

(b) The shares of NBC Common Stock to be issued to the holders of SunCoast Common Stock upon consummation of the Merger shall have been authorized for listing on the American Stock Exchange, subject to official notice of issuance.

(c) All regulatory approvals required to consummate the transactions contemplated hereby (including the approval of the Merger by the FRB under BHCA; the approval of the National Bank Merger by the OCC and FDIC and by the Commissioner under the Florida banking law) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(f) Prior to the filing of Proxy Statement/Prospectus, SunCoast will have received from an investment banker engaged by SunCoast, an opinion, to the effect that, as of the Execution Date, the consideration to be paid to the stockholders of SunCoast in the Merger is fair from a financial point of view to such holders of SunCoast Common Stock, a signed copy of which shall have been delivered to NBC.

8.2. Conditions to Obligations of NBC. The obligations of NBC to effect the Merger are also subject to the satisfaction or waiver by NBC at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of SunCoast set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8(i)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and Section 4.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on SunCoast. NBC shall have received a certificate signed on behalf of SunCoast by the Chief Executive Officer and Chief Financial Officer of SunCoast to the foregoing effect.

(b) SunCoast shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NBC shall have received a certificate signed on behalf of SunCoast by the Chief Executive Officer and the Chief Financial Officer of SunCoast to such effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Company.

(d) NBC shall have received an opinion of Adams and Reese, LLP, counsel to NBC, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Adams and Reese, LLP may require and rely upon written representations from SunCoast, NBC and others.

8.3. Conditions To Obligations Of SunCoast. The obligation of SunCoast to effect the Merger is also subject to the satisfaction or waiver by SunCoast at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of NBC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on NBC. SunCoast shall have received a certificate signed on behalf of NBC by the Chief Executive Officer and the Chief Financial Officer of NBC to the foregoing effect.

(b) NBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SunCoast shall have received a certificate signed on behalf of NBC by the Chief Executive Officer and the Chief Financial Officer of NBC to such effect.

(c) SunCoast shall have received an opinion Smith, Gambrell and Russell, LLP, counsel to SunCoast, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon written representations from SunCoast, NBC and others.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of NBC and SunCoast in a written instrument, if the Board of Directors of each of NBC and SunCoast so determines;

(b) by either NBC or SunCoast if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either NBC or SunCoast if the Effective Time shall not have occurred on or before December 31, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either NBC or SunCoast in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(c), provided that the failure to consummate the Merger is not caused by the party seeking to terminate pursuant to this Section 9.1(d).

(e) by either NBC or SunCoast (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(f) by either NBC or SunCoast if the Required SunCoast Vote shall not have been obtained at the SunCoast Stockholders Meeting or at any adjournment or postponement thereof;

(g) by NBC, if (i) the Board of Directors of SunCoast shall have failed to unanimously recommend adoption of this Agreement by the stockholders of SunCoast or shall have effected a Change in SunCoast Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, or (ii) SunCoast shall have breached the terms of Section 7.4 hereof in any respect materially adverse to NBC;

(h) by NBC if a tender offer or exchange offer for 10% or more of the outstanding shares of SunCoast Common Stock is commenced (other than by NBC or a Subsidiary thereof), and the Board of Directors of SunCoast recommends that the stockholders of SunCoast tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

(i) by SunCoast in connection with entering into a definitive agreement in accordance with Section 7.4(b); or

(j) SunCoast shall have the right to terminate this Agreement, through a resolution adopted by a majority of the entire Board of Directors, if both of the following conditions are satisfied:

(A) the Average Market Price shall be less than the product of .80 and the Execution Date Average Market Price; and

(B) the quotient obtained by dividing the Average Market Price by the Execution Date Average Market Price (“Price Ratio”) shall be less than the quotient obtained by dividing the “Index Price” (hereinafter defined) on the Closing Date by the Index Price on the Execution Date and subtracting .20 from such quotient (such number being referred to herein as the “Index Ratio”).

For purposes of this provision, the “Index Price” on a given date shall mean the closing price of the NASDAQ Bank Index as reported by Bloomberg LP (symbol: CBNK). If SunCoast elects to exercise its termination right pursuant to the provision (j) above, it shall give prompt written notice thereof to NBC at any time during the five business day period commencing on the business day preceding the day before the proposed Closing Date provided that such election to terminate may be withdrawn at any time within the aforementioned five business day period. During the five business day period following the day on which NBC receives such notice, NBC shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest four decimal places), the numerator of which is the product of .80, the Execution Date Average Market Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Market Price and (ii) a number equal to a quotient (rounded to the nearest four decimal places), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Price Ratio. If NBC makes this election within such five business day period, it shall give prompt written notice to SunCoast of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(j), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio of this Section 9.1(j). If the Closing Date would naturally occur during NBC’s five business day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by NBC no more than ten (10) business days following close of such five-day period (unless NBC does not exercise its option and the Agreement is thereby terminated).

9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either NBC or SunCoast as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of NBC, SunCoast, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither NBC nor SunCoast shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) SunCoast shall pay NBC, by wire transfer of immediately available funds, the sum of $1,500,000 (the “Termination Fee”) if this Agreement is terminated by NBC pursuant to Sections 9.1(g) and (h), or by SunCoast pursuant to 9.1(h) and (i), then SunCoast shall pay the Termination Fee on the second business day following termination.

9.3. Amendment. Subject to compliance with applicable law and the provisions of Section 2.7 hereof, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of SunCoast or of NBC; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to NBC, to:	NBC Capital Corp.
NBC Plaza
P.O. Box 1187
Starkville, Mississippi 39760
Facsimile: (662) 323-1341
Attention: Lewis F. Mallory, Jr.

	with a copy to:	Adams and Reese LLP
One Houston Center
1221 McKinney
Houston, Texas 77010
Facsimile: (713) 652-5152
Attention: Mark L. Jones

(b)	if to SunCoast, to:	SunCoast Bancorp, Inc.
8592 Potter Park Drive, Suite 200
Sarasota, FL 34238
Facsimile: (941) 924-5525
Attention: President

	with a copy to:	Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E., Suite 3100
Atlanta, GA 30309-3592
Facsimile: (404) 685-7058
Attention: Robert C. Schwartz, Esq.

10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require SunCoast, NBC or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

10.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi (except to the extent that mandatory provisions of federal law or the FBCA are applicable).

10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9. Publicity. NBC and SunCoast shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the OTC (in the case of such a release or statement by SunCoast) or the American Stock Exchange (in the case of such a release or statement by NBC). Without limiting the reach of the preceding sentence, NBC and SunCoast shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, SunCoast and its Subsidiaries shall (a) consult with NBC regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide NBC with stockholder lists of SunCoast and (c) allow and facilitate NBC contact with stockholders of SunCoast and other prospective investors.

10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein (including Section 7.8 hereof), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, NBC and SunCoast have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

NBC:

NBC CAPITAL CORPORATION, a Mississippi corporation

By:	/s/Lewis F. Mallory, Jr.
Name:	Lewis F. Mallory, Jr.
Title:	Chairman and CEO

SUNCOAST:

SUNCOAST BANCORP, INC., a Florida corporation

By:	/s/ John T. Stafford
Name:	John T. Stafford
Title:	President and CEO

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